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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                               GUEST SUPPLY, INC.
                           (Name of Subject Company)
                             ---------------------

                    SYSCO FOOD SERVICES OF NEW JERSEY, INC.
                               SYSCO CORPORATION
                     (Names of Filing Persons -- Offerors)
                             ---------------------

            COMMON STOCK, NO PAR VALUE                                  401630 10 8
          (TITLE OF CLASS OF SECURITIES)                   (CUSIP Number of Class of Securities)

                            MICHAEL C. NICHOLS, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY
                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                              HOUSTON, TEXAS 77077
                                 (281) 584-1390
                 (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)
                             ---------------------

                                   COPIES TO:

                           B. JOSEPH ALLEY, JR., ESQ.
                           ARNALL GOLDEN GREGORY LLP
                            2800 ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                             ATLANTA, GEORGE 30309
                                 (404) 873-8500
                             ---------------------

                           CALCULATION OF FILING FEE

             TRANSACTION VALUATION*                       AMOUNT OF FILING FEE**
             ----------------------                       ----------------------
                $200,479,396.56                                  $40,095.88

---------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $25.23, the average of the high and low sales prices of Guest Supply common stock on January 29, 2001, as reported by The New York Stock Exchange, and (ii) 7,946,072 shares of Guest Supply common stock outstanding at the close of business on January 30, 2001, including the number of shares of Guest Supply common stock subject to outstanding options and other convertible securities on such date.

**   One-fiftieth of 1% of the value of the transaction.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously Paid: $50,119.85                      Filing Party: Sysco Corporation
   Form or Registration No.: Form S-4                      Date Filed: February 5, 2001

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.

[ ]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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     This Tender Offer Statement on Schedule TO (this "Schedule TO"), is filed by Sysco Corporation, a Delaware corporation ("SYSCO"), and Sysco Food Services of New Jersey, Inc., a Delaware corporation ("SFS New Jersey") and a wholly owned subsidiary of SYSCO. This Schedule TO relates to the offer by SFS New Jersey to exchange shares of common stock, par value $1.00 per share (the "SYSCO Shares"), of SYSCO for the outstanding shares of common stock, no par value (the "Guest Supply Shares"), of Guest Supply, Inc., a New Jersey corporation ("Guest Supply"), based on an exchange ratio described below and upon the terms and subject to the adjustments and conditions set forth in the preliminary prospectus dated February 5, 2001 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as exhibits (a)(1) and
(a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by SYSCO, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO. The Merger Agreement and Plan of Reorganization, dated as of January 22, 2001, among SYSCO, SFS New Jersey and Guest Supply, a copy of which is attached as exhibit (d)(1) hereto and the Tender Agreements among SYSCO and certain stockholders of Guest Supply, the form of which is attached as exhibit
(d)(2) hereto, are incorporated by reference with respect to Items 5 and 11 of this Schedule TO.

ITEM 1. SUMMARY TERM SHEET.

     Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

     (c) During the last five years, none of SYSCO, SFS New Jersey or, to the best of their knowledge, any of the persons listed on Schedule I to the Schedule 13D filed by SYSCO and SFS New Jersey on January 31, 2001 with respect to the common stock of Guest Supply, Inc. (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12. EXHIBITS.

(a)(1) Prospectus relating to the SYSCO Shares to be issued in the Offer and the Merger (Incorporated by reference to the prospectus included in SYSCO's Registration Statement on Form S-4 filed on February 5, 2001).
(a)(2) Form of Letter of Transmittal (Incorporated by reference to exhibit 99.1 to SYSCO's Registration Statement on Form S-4 filed on February 5, 2001).
(a)(3) Form of Notice of Guaranteed Delivery (Incorporated by reference to exhibit 99.2 to SYSCO's Registration Statement on Form S-4 filed on February 5, 2001).
(a)(4)  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees (Incorporated by reference to exhibit 99.3 to SYSCO's Registration Statement on Form S-4 filed on February 5, 2001).
(a)(5)  Form of Letter to Clients for use by Brokers, Dealers,
        Commercial Banks, Trust Companies and Other Nominees
        (Incorporated by reference to exhibit 99.4 to SYSCO's
        Registration Statement on Form S-4 filed on February 5,
        2001).
(a)(7)  Guidelines for Certification of Taxpayer Identification
        Number on Substitute Form W-9 (Incorporated by reference to exhibit 99.5 to SYSCO's Registration Statement on Form S-4 filed on February 5, 2001).

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
(d)(1)     Merger Agreement and Plan of Reorganization dated as of January 22, 2001, among SYSCO, SFS New Jersey and Guest Supply (Incorporated by reference to exhibit 1 to the Schedule 13D filed by SYSCO and SFS New
           Jersey on February 1, 2001).
(d)(2)     Form of Tender Agreement, dated as of January 22, 2001, among SYSCO and certain stockholders of Guest
           Supply (Incorporated by reference to exhibit 2 to the Schedule 13D filed by SYSCO and SFS New Jersey on
           February 1, 2001).
(d)(3)     Employment Agreement by and among Clifford W. Stanley, Guest Supply, Inc. and Sysco Corporation dated
           January 22, 2001, and related Waiver Agreement and Noncompetition Agreement (Incorporated by reference to exhibit 99.6 to SYSCO's registration statement on Form S-4 filed on February 5, 2001).
(d)(4)     Employment Agreement by and among Paul T. Xenis, Guest Supply, Inc. and Sysco Corporation dated January
           22, 2001, and related Waiver Agreement and Noncompetition Agreement (Incorporated by reference to exhibit 99.7 to SYSCO's registration statement on Form S-4 filed on February 5, 2001).
(d)(5)     Employment Agreement by and among R. Eugene Biber, Guest Supply, Inc. and Sysco Corporation dated
           January 22, 2001, and related Waiver Agreement (Incorporated by reference to exhibit 99.8 to SYSCO's registration statement on Form S-4 filed February 5, 2001).
(d)(6)     Employment Agreement Amendment and Acknowledgement by and among Teri E. Unsworth, Guest Supply, Inc. and
           Sysco Corporation (Incorporated by reference to exhibit 99.9 to SYSCO's registration statement on Form
           S-4 filed February 5, 2001).
(d)(7)     Amendment No. 2 dated January 22, 2001 to General Counsel Agreement between Guest Supply, Inc. and
           Thomas M. Haythe (Incorporated by reference to exhibit 99.11 to SYSCO's registration statement on Form
           S-4 filed February 5, 2001).

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2001                 SYSCO FOOD SERVICES OF NEW JERSEY, INC.

                                        By:      /s/ MICHAEL C. NICHOLS
                                           -------------------------------------
                                           Name: Michael C. Nichols
                                           Title:  President

                                        SYSCO CORPORATION

                                        By:  /s/ JOHN K. STUBBLEFIELD, JR.
                                           -------------------------------------
                                           Name: John K. Stubblefield, Jr.
                                           Title:  Executive Vice President,
                                               Finance and Administration

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